EXHIBIT 99.1

[HUNTSMAN CORPORATION LOGO]

June 30, 2008

BY FACSIMILE AND OVERNIGHT COURIER

Craig O. Morrison
Hexion Specialty Chemicals, Inc.
180 East Broad Street
Columbus, Ohio 43215
Facsimile: (614) 225-7495

Joshua J. Harris
Apollo Management VI, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Facsimile: (212) 515-3288

Dear Craig and Josh:

     In Craig’s letter dated June 27, 2008, you stated your conclusion that Huntsman may not extend the Termination Date under the Merger Agreement. Simply stated, we disagree. The Board of Directors of Huntsman Corporation has the right to extend the Termination Date under the Merger Agreement. Further, we disagree with your conclusion that the merger cannot be consummated.

     We do agree with your statement that the commitments to provide the Financing will remain in force through the extension period. As you are no doubt aware, there is, however, no financing condition to your obligation to consummate the merger. To the contrary, the parties unambiguously agreed that there would be no financing contingency. If, as stated in your letter and pleaded in your lawsuit, you are working to close the transaction and intend to honor your contractual obligations, including by abiding by your obligations to use your best efforts, and take all action that is necessary, proper and advisable to obtain the requisite antitrust approvals, we believe that the transaction can and should close in the third quarter of 2008.

     We believe that all the conditions to your existing commitment letters can be fulfilled if you are willing to proceed in good faith and abide by your contractual obligations. We would note that neither Credit Suisse nor Deutsche Bank have publicly declared any intention not to fund their commitments in accordance with their commitment letter with you. We fully expect that you would draw upon these commitments and otherwise satisfy your obligation to pay the aggregate merger consideration at closing. We remind you that if you have

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     information to the contrary, you are firmly obligated under the Merger Agreement to promptly inform us so that we may pursue our rights and remedies.

     We vehemently disagree with certain of the conclusions in Craig’s letter and, in particular and without limitation, we note the following:

  We firmly believe that Huntsman has not suffered a Material Adverse Effect under the Merger Agreement.
  We strongly believe, based on the information available to us about the combined company, that a solvency opinion or certificate that satisfies the conditions of your commitment letters can be provided.
  If necessary, we firmly believe that the courts will intercede to aid in closing the transaction.

     As to your request to publish the Duff & Phelps letter and an unredacted version of your complaint, we cannot and will not agree to the publication of information that is false and misleading about our company. You already know we disagree with your actions in connection with the untimely and obviously one-sided report you ordered from Duff & Phelps without input from Huntsman. Your public statements about the report and about Huntsman have wrongly injured Huntsman, and we have no intention of letting you compound the harm.

     We look forward to receiving from you the materials relied upon by Duff & Phelps as requested last Wednesday and expect that these materials will include non-public financial information on Hexion, to which to date we have not had access. We are confident these materials will confirm our suspicions regarding the reliability of the letter.

     This letter is far from an exhaustive list of our complaints regarding your conduct to date. In the next few days in court, you can expect a more comprehensive pleading of our complaints, and a vigorous pursuit of all available remedies. Accordingly, this letter is without waiver of any other rights or claims we may have under the Merger Agreement or applicable law.

If you should have any questions, please feel free to contact me directly.

Sincerely,

/s/ Peter R. Huntsman
Peter R. Huntsman
President and Chief Executive Officer

cc:

Andrew J. Nussbaum
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile: (212) 403-2000

Jeffery B. Floyd
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Facsimile: 713-615-5660

John A. Marzulli, Jr.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile: (212) 848-7179